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                                                                   EXHIBIT 10.27

                     RELEASE AND NON-DISPARAGEMENT AGREEMENT

     THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (the "Release") is made as of the 17th day of February, 2006, by and between JACK LEWIS ("Executive") and KIRKLAND'S, INC. (the "Company").

     WHEREAS, Executive's employment with the Company was terminated on February 8, 2006; and

     WHEREAS, in connection with the termination of Executive's employment, the Company has agreed to pay Executive certain amounts, subject to the execution of this Agreement.

     NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

I. Resignations. Executive hereby resigns as a director of the Company and any subsidiary or affiliate of the Company, effective as of the date of this Release.

II. Acknowledgements. Executive acknowledges that: (a) the payments described in Section III of this Release constitute full settlement of all his rights against the Company including, but not limited to, those under the Employment Agreement by and between the Company and Executive dated as of June 1, 2005 (the "Employment Agreement"); (b) he has no entitlement under any other severance or similar arrangement maintained by the Company; (c) no stock option or other right held by him to acquire capital stock of the Company is or was ever exercisable and each such option and right expired on February 8, 2006; (d) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to him. Executive further acknowledges that, in the absence of his execution of this Release, he would not otherwise be entitled to the payments described in Section III below.

III. Consideration. Provided that Executive executes and does not revoke this Release within the seven (7) day period referenced in Section VIII, the Company, within one (1) business day after the Company's General Counsel receives written notice that the Release has not been revoked, will provide Executive with the following:

         A. a lump sum payment of a $250,000 annual bonus in respect of the Company's 2005 fiscal year (subject to applicable withholding taxes);

         B. a lump sum severance payment of $375,000 (subject to applicable withholding taxes); and

         C. an eight month waiver of that portion of the applicable premium otherwise payable by Executive for COBRA continuation coverage equal to the amount contributed by the Company toward the cost of group health insurance for Executive and his eligible dependents (if any) immediately prior to the cessation of his employment.

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IV.      Release and Covenant Not to Sue.


         A. Release. Executive hereby fully and forever releases and discharges Company (including, for purposes of this Section IV, all predecessors and successors, subsidiaries, affiliates, assigns, officers, directors, trustees, employees, agents and attorneys, past and present) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of Executive's employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law, including but not limited to any claims under Executive's Employment Agreement or any other agreement with the Company.

         B. Covenant Not to Sue. Executive expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against the Company and that he has not assigned any claim against the Company to any other person or entity. Executive further promises not to initiate a lawsuit or to bring any other claim against the Company arising out of or in any way relating to Executive's employment by the Company or the termination of that employment. This Release will not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) will be barred.

         C. Claims Not Released. The forgoing will not be deemed to release the Company from claims (i) to enforce this Release, (ii) that may arise after the date the Release is executed, or (iii) for indemnification under the Company's By-Laws, under applicable law, under any indemnification agreement between the Company and Executive or under any similar arrangement.

V. Non-Competition and Confidentiality Obligations. Executive acknowledges that Sections 6, 7 and 8 of the Employment Agreement survive the termination of his employment; provided, however, that the term "Restriction Period," as set out in Section 7(b) of the Employment Agreement, is hereby modified to mean a period of eight (8) months following the effective date of this Release (subject to extension to the extent provided in Sections 7(b)(i) and (ii) of the Employment Agreement). Executive affirms that the restrictions contained in Sections 6, 7 and 8 of the Employment Agreement, as modified in the prior sentence, are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to such restrictions, and that he will abide by those restrictions.

VI. Non-Disparagement. Executive will not disparage the Company or any of its directors, officers, agents, employees or affiliates or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its

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directors, officers, agents, employees or affiliates. The Company will not disparage Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive. In response to any inquiry from any prospective employer of Executive, its agent, or any other third party, the Company will state that Company policy precludes any comment, other than to disclose Executive's dates of employment and position held.

VII. Cooperation. Executive further agrees that he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) that relates to matters with which Executive was involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company. The Company will (a) reimburse reasonable expenses incurred by Executive and any compensation foregone in the course of fulfilling his obligations under this paragraph and (b) will exercise commercially reasonable efforts to schedule the time for Executive's cooperation so as to avoid interfering with the Executive's other personal and professional obligations.

VIII. Rescission Right. Executive expressly acknowledges and recites that he was provided twenty-one (21) calendar days after receipt of the Release to consider its terms before signing it, and he is provided seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release shall be unenforceable, null and void. Executive may revoke this Release during those seven (7) days by providing written notice of revocation to the Company, care of its General Counsel, at the address and in the manner indicated in Section 16 of the Employment Agreement.

IX. Challenge. If Executive violates or challenges the enforceability of this Release, no further benefits under Section III of the Release will be paid or provided to Executive.

X.       Miscellaneous.


         (a) No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Executive. There have been no such violations, and the Company specifically denies any such violations.

         (b) No Reinstatement. Executive agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

         (c) Return of Company Property. Executive acknowledges that, as of the effective date of this Release, he has delivered all Company property and equipment in his possession, regardless of its location, such as, but not limited to, files, documents and any copies thereof in whatever form (including electronic), computer equipment, software, fax machines, credit cards, telephone charge cards, cellular phones, keys, security passes, passwords, automobiles, and any other Company property in his possession to the Company and that he is not in possession of any Company property in any form. Should Executive discover that he is in possession of Company


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property following the effective date of this Release, he agrees to contact immediately the Company's General Counsel to arrange its return.

         (d) Successors and Assigns. This Release will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators, heirs and (in the case of the Company) permitted assigns. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. Executive may not make any assignment of this Release or any interest herein.

         (e) Severability. The provisions of this Release are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

         (f) Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by a Release in writing signed by each of the parties hereto.

         (g) Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the State of Tennessee, without regard to the application of the principles of conflicts of laws.

         (h) Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         [This space left blank intentionally; signature page follows.]


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     Executive hereby acknowledges that he has carefully read and fully understands the provisions of this Release between the Company and himself. He has relied solely on this Release and not upon any other representation or statement, written or oral. He also acknowledges that he has been advised to consult with his personal, legal, financial and tax advisors prior to signing this Release and that he has had adequate time to do so. He is entering into this Release knowingly and voluntarily and not as a result of any pressure, coercion or duress.

     IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Executive has executed this Release, in each case as of the date first above written.

                             KIRKLAND'S, INC.


                             By:      /s/ Robert E. Alderson
                                      ------------------------------------------
                                      Robert E. Alderson
                                      President and Chief Executive Officer


                             By:      /s/ Jack Lewis
                                      ------------------------------------------
                                      Jack Lewis





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